Exhibit 3.1

NATIONAL GENERAL HOLDINGS CORP.

CERTIFICATE OF AMENDMENT TO

THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Pursuant to Section 242 of the Delaware General Corporation Law

January 4, 2021

The undersigned, on behalf of National General Holdings Corp., a Delaware corporation (the “Corporation”), and being a duly appointed officer of the Corporation and not in his individual capacity, for purposes of amending the Corporation’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), does hereby certify, pursuant to Sections 103 and 242 of the Delaware General Corporation Law (the “DGCL”), that:

1.    This amendment to the Certificate of Incorporation effected hereby, as herein certified, has been duly authorized and adopted by the Corporation’s Board of Directors and sole common stockholder in accordance with the provisions of Sections 141, 228 and 242 of the DGCL and shall be executed, acknowledged and filed in accordance with Section 103 of the DGCL.

2.    The first sentence in Article V of the Certificate of Incorporation is hereby amended and reinstated in its entirety to read as follows:

“The business and affairs of the Corporation shall be managed by or under the direction of the board of directors consisting of not less than five directors nor more than sixteen directors, the exact number of directors to be determined from time to time exclusively by resolution adopted by the board of directors.”

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation to be executed as of the date first above written.

NATIONAL GENERAL HOLDINGS CORP.

/s/ Jeffrey Weissmann
Name:	Jeffrey Weissmann
Title:	General Counsel and Secretary